Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

WATERBRIDGE INFRASTRUCTURE LLC

(A Delaware Limited Liability Company)

This LIMITED LIABILITY COMPANY AGREEMENT of WaterBridge Infrastructure LLC (the “Company”), dated as of April 11, 2025 (this “Agreement”), is adopted, executed and agreed to by NDB Holdings LLC, a Delaware limited liability company, in its capacity as sole member of the Company (the “Member”).

1.  Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Delaware Code”). This Agreement will be deemed to have become effective upon the formation of the Company.

2.  Name. The name of the Company is “WaterBridge Infrastructure LLC”. The Company’s business may be conducted under any other name or names as determined by the Member. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters will be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Member may change the name of the Company at any time and from time to time.

3.  Registered Office; Registered Agent; Principal Office. Unless and until changed by the Member, the registered office of the Company in the State of Delaware will be located at 108 Lakeland Ave, Dover, Delaware 19901, Kent County and the registered agent for service of process on the Company in the State of Delaware at such registered office will be Capitol Services, Inc. The principal office of the Company will be located at such place as the Member may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Member determines to be necessary or appropriate.

4.  Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Delaware Code.

5.  Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 4 and for the protection and benefit of the Company.

6.  Term. The term of the Company commenced upon the filing of a Certificate of Formation, dated as of April 11, 2025 (as it may be amended or restated from time to time, the “Certificate of Formation”), with the Secretary of State of the State of Delaware in accordance with the Delaware Code and will continue in existence until the dissolution of the Company in accordance with the provisions of Section 13. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Code.

7.  Member; Liabilities of Member. Upon execution of this Agreement, the Member will be admitted as the sole member of the Company and will hold one hundred percent (100%) of the equity of the Company. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and the Member will not be obligated for any such debt, obligation or liability of the Company. The failure to observe any formalities relating to the business or affairs of the Company will not be grounds for imposing personal liability on the Member for the debts, obligations or liabilities of the Company.

8.  Contributions. The Member shall be deemed to have made an initial contribution to the capital of the Company of cash in the amount of $10. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

9.  Distributions. The Member will be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

10.  Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, which shall make all decisions and take all actions for the Company. Notwithstanding the foregoing, the Member may designate one or more persons, who may or may not be members of the Company, as officers (“Officers”) of the Company. Officers will have such rights and duties as may be designated by the Member.

11. Tax, Accounting, Bookkeeping and Related Provisions.

(a)  Tax Returns. The Company shall prepare and timely file all tax returns and reports required to be filed by the Company. Any income tax return of the Company will be prepared by such accounting firm as the Member shall from time to time determine. The Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its tax returns and reports.

(b)  Bank Accounts. The Company may establish one or more separate bank and investment accounts and arrangements, which will be maintained in the Company’s name with financial institutions and firms that the Member may determine. The Company may not commingle the Company’s funds with the funds of the Member or any affiliate of the Member.

(c)  Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

12. Indemnification.

(a)  The Member and the Officers of the Company will be indemnified to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another enterprise at the request of the Company; provided that the Company may not indemnify any indemnified person in connection with a proceeding (or part thereof) initiated by such indemnified person (other than a proceeding to enforce such person’s rights to indemnification under this Section 12) unless such proceeding (or part thereof) was authorized by the Member.

(b) Employees of the Company who are not entitled to indemnification under Section 12(a) hereof shall be indemnified in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another enterprise at the request of the Company if, as determined by the Company in its sole discretion, such employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided that the Company shall not indemnify an employee in connection with a proceeding (or part thereof) initiated by such employee (other than a proceeding to enforce such person’s rights to indemnification under this Section 12) unless such proceeding (or part thereof) was authorized by the Member.

(c)  The Company may indemnify agents of the Company who are not Officers or employees of the Company with such scope and effect as determined by the Member.

(d)  As soon as practicable after receipt by any person entitled to indemnification hereunder of actual knowledge of any action, suit or proceeding, such indemnified person shall notify the Company thereof if a claim for indemnification in respect thereof may be or is being made by such indemnified person against the Company under this Section 12. With respect to any such action, suit or proceeding, the Company will be entitled to participate therein at its own expense and may assume the defense thereof. After the Company notifies the indemnified person of its election to so assume the defense, the Company will not be liable to the indemnified person under this Section 12 for any legal or other expenses subsequently incurred by the indemnified person in connection with the defense. The

Company shall not be obligated to indemnify an indemnified person under this Section 12 for any amounts paid in settlement of any action or claim affected without its written consent.

(e)  The Company may purchase and maintain insurance to protect itself and the Member and any Officer, agent or employee against any liability asserted against and incurred by him or her in respect of such service, whether or not the Company would have the power to indemnify him or her against such liability by law or under the provisions of this Section 12. The provisions of this Section 12 shall be applicable to persons who have ceased to be a person covered by this Section 12 and shall inure to the benefit of the heirs, executors, and administrators of persons entitled to indemnity hereunder.

(f)  Indemnification under this Section 12 shall include the right to be paid expenses incurred in advance of the final disposition of any action, suit or proceeding for which indemnification is provided, upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it ultimately shall be determined that he or she is not entitled to be indemnified by the Company; provided that the indemnified person shall reimburse the Company for any amounts paid by the Company as indemnification of expenses to the extent the indemnified person receives payment for the same expenses from any insurance carrier or from another party. The indemnification rights granted herein are not intended to be exclusive of any other rights to which those seeking indemnification may be entitled and the Company may enter into contractual agreements with any Officer, agent or employee to provide such individual with indemnification rights as set forth in such agreement or agreements, which rights shall be in addition to the rights set forth in this Section 12.

(g)  The provisions of this Section 12 shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

(h)  Any indemnification pursuant to this Section 12 shall be made only out of the assets of the Company, it being agreed that the Member shall not be liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(i)  Notwithstanding anything to the contrary set forth in this Agreement, no person entitled to indemnification under this Section 12 shall be liable for monetary damages to the Company, the Member or any other persons who have acquired ownership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of the indemnified person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the indemnified person acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnified person’s conduct was criminal.

13.  Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Code.

14.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

15.  Amendments. This Agreement may not be modified, altered, supplemented or amended without the written consent of the Member.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

17.  Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes, for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the undersigned, being the Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

MEMBER:

NDB HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Scott L. McNeely
Name:	Scott L. McNeely
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the LLC Agreement of WaterBridge Infrastructure LLC]